Free Writing Prospectus Dated November 1, 2010 Registration Statement No. 333-156423 Filed Pursuant to Rule 433

Morgan Stanley Third Quarter 2010 Overview

November 2010

Notice

The information provided herein may include certain non-GAAP financial measures.
The reconciliation of such measures to the comparable GAAP figures are included in the Company's Annual Report on Form 10-K for the year ended December 31,
2009, 2010 Quarterly Reports on Form 10-Q and Current Reports on Form 8-K,
including any amendments thereto, all of which are available on
www.morganstanley. com.

This presentation may contain forward -looking statements. You are cautioned not to place undue reliance on forward -looking statements, which speak only as of the date on which they are made, which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the
Company, please see the Company's Annual Report on Form 10-K for the year ended
December 31, 2009, 2010 Quarterly Reports on Form 10-Q and Current Reports on
Form 8-K, including any amendments thereto.

The issuer has filed a registration statement (including a prospectus) with the
SEC for any offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and any offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC global web site at
www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in such an offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

                                                                               2

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Index

[] Consolidated Financial Highlights

[] Business Strategy and Financial Results

     []   Institutional Securities

     []   Global Wealth Management Group

     []   Asset Management

[] Capital

[] Funding Diversification

     []   Secured Funding

     []   Unsecured Funding

[] Summary

Consolidated Financial Highlights

3Q10 Net Revenues of $6.8 Bn(1)
Business Mix 3Q10
[GRAPHIC OMITTED]

3Q 2010 Highlights -
o    Third quarter revenues were $6.8 billion
     -    Includes negative impact of $731 million from tightening
          of debt-related credit spreads

o    Results reflect:
     -    Broad based strength in Investment Banking
     -    Muted Fixed Income Sales and Trading revenue
     -    Improved performance and positive cash flows in both Global
          Wealth Management and Asset Management

o    Earnings Per Diluted Share were ($0.07)
     -    Income from Continuing Operations of $0.05 per Diluted Share

o    Book Value increased to $31.25, primarily due to the issuance of
     $5.6 billion in common equity to CIC

o    Continued investment in people, platform and client-focused strategy

Source:
Morgan Stanley Earnings Conference Call, SEC Filings

(1)  The quarter ended September 30, 2010 includes results from the Morgan
     Stanley Smith Barney joint venture effective from May 31, 2009.

(2)  Represents combined revenues from Fixed Income Sales and Trading, Other
     Sales and Trading.

(3)  Represents the changes in Morgan Stanley's credit spreads resulting from fluctuation in the fair value of certain of its long-term and short-term borrowings (commonly referred to as "DVA").

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

                                                                               4

Executing Our Business Strategy

                                                  Long Term Performance Goals
Institutional Securities                          Strengthen Institutional Securities
                                                  [] Strong talent pool
Leading position in many businesses, with upside  [] Increase footprint from more broadly leveraging our client franchise [] Expand market share

Wealth Management                                 Integrate and build MSSB
                                                  [] One MSSB platform
World's largest wealth management firm, with      [] Improve PBT margin to 20%+ post-integration
upside from integration                           [] Grow net new money

Asset Management
                                                  Rebuild strong Asset Management
Institutional asset management focus, with upside [] Restructure business / return to profitability
from ongoing optimization                         [] Rebuild investment culture

Global Footprint                                  Leverage Global Footprint
Historic U.S./European strength complemented      [] Leverage relationships with MUFG and CIC
with the best Asian strategic relationships and   [] Continue to add talent internationally
targeted strength in emerging markets

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

                                                                               5

Institutional Securities
--------------------------------------------------------------------------------
Net Revenue
($mm)
[GRAPHIC OMITTED]

Profit Before Tax
($mm)
[GRAPHIC OMITTED]

3Q 2010 Highlights -
[]   Net Revenues of $2.9 billion
     -   Includes negative impact of approximately $731
         million from tightening of  debt-related credit
         spreads(3)

[]   For the first nine months of 2010, Investment Banking was:
     -   #1 In Global IPOs
     -   #2 in Global Completed MandA
     -   #3 in Global Announced MandA and Global Equity

[]   Muted Sales and Trading revenue
     -    Asian equity business up 25%
--------------------------------------------------------------------------------

                Source:
Morgan Stanley  Morgan Stanley Earnings Conference Call , SEC Filings, Thomson
                Reuters - for the period of January 1, 2010 to September 30, 2010
                (1) Represents combined revenues from Fixed Income Sales and T rading and Other Sales and Trading.
                (2) Includes Investments and other revenues.
                (3) Represents the changes in Morgan Stanley's credit spreads resulting from fluctuation in the fair value of certain of its long-term and short-term borrowings (commonly referred to as "DVA").

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

                                                                               6

Global Wealth Management Group
Net Revenue
[GRAPHIC OMITTED]

Profit Before Tax
[GRAPHIC OMITTED]

3Q 2010 Highlights -

[] Stable revenues of $3.1   billion

[] 281 million PBT and 9% PBT margin

     []   Quarterly integration costs of approximately $83 million

[] 18,119 Financial Advisors

[] $1.6   trillion total client assets

[] $5  billion in retail net new assets

Source:
Morgan Stanley Earnings Conference Call, SEC Filings

(1)  Results include Morgan Stanley Smith Barney joint venture effective from
     May 31, 2009.

(2)  "Other" includes Investment Banking and Other revenues.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

                                                                               7

slide06

Asset Management
--------------------------------------------------------------------------------
Net Revenue
($mm)
[GRAPHIC OMITTED]

Profit Before Tax
($mm)
[GRAPHIC OMITTED]

3Q 2010 Highlights -
o    Net Revenues of $802 million

o    Core Asset Management - $380 million

o    Merchant Banking - $422 million
     -    includes $203 million of gains from consolidated Morgan Stanley
          Real Estate Funds

o    PBT of $279 million for a margin of 35%
     -    Excluding gains attributable to non-controlling interests, PBT was $86MM for a margin of 14%

o    Total assets under management of $273 billion
     -    Asset inflows of $2.9 billion

o    As of August 2010, over 70% of our long-term strategies continued to outperform their respective benchmarks on a three, five, and ten-year basis

--------------------------------------------------------------------------------
                Source:
Morgan Stanley  Morgan Stanley Earnings Conference Call, SEC Filings
                Morgan Stanley Earnings Conference Call, SEC Filings
                (1) "Other" includes Investment Banking, Net Interest, Commissions and Other revenues.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

                                                                               8

Capital

Total Assets
[GRAPHIC OMITTED]

3Q10 Key Capital Ratios E (Basel I)

Tier 1 Common Ratio      10.8%

Tier 1 Capital Ratio     16.5%

Source:
Morgan Stanley Earnings Conference Call, SEC Filings

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

                                                                               9

Funding Diversification
Composition of Funding Liabilities and Equity
[GRAPHIC OMITTED]

Source: Morgan Stanley SEC Filings

(1)  4Q07 numbers as reported on a fiscal-year basis. 4Q07 Liabilities and
     Equity -- Commercial Paper and Other Short-Term Borrowings - $34.5,
     Long-Term Debt - $190.6, Secured Financing - $301.0, Deposits - $31.2,
     Shareholders Equity - $31.3

(2)  2Q10 numbers as reported on a calendar-year basis. 2Q10 Liabilities and
     Equity -- Commercial Paper and Other Short-Term Borrowings - $3.8,
     Long-Term Debt - $182.8, Secured Financing - $219.4, Deposits - $61.4,
     Shareholders Equity (Excluding Non-controlling Interests) - $51.0.

                                                                              10

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Secured Funding Term Consistent with Asset Fundability
[GRAPHIC OMITTED]

Focus on Liquidity Characteristics of Assets
[] Assets Tiered by Fundability:

     []   Highly Liquid Governments, Agencies, Open Market Operations and
          Central Clearing Counterparty eligible collateral

     []   Liquid - AAA or AA bonds, Supranationals, Primary Index equities and
          Sovereigns like Great Britain or Denmark

     []   Less Liquid - Lower-rated Investment Grade bonds, Emerging Market
          Equities and Emerging Market Sovereigns such as Russia and Brazil

     []   Illiquid - Sub-Investment Grade ABS, Unrated Convertible Bonds or
          Distressed Debt

Strong Governance and Contingency Planning
[] Each fundability category is risk managed with:

     []   A target average maturity

     []   A minimum maturity for incremental term secured funding trades

     []   Global Liquidity Reserves held for the potential loss of secured funding

[] Active limit monitoring and reporting to senior management (Asset Liability
Committee)

                                                                              11

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Estimated Senior Unsecured Funding Issuance
As of 9/30/10

[] Reduction in term funding planned for 2011 and 2012 given success in

     []   Pre-funding

     []   Structured Notes Issuance

     []   Term Secured Funding

[] Assumes a constant balance sheet through 2012

[GRAPHIC OMITTED]

                                                                              12

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Well Positioned for Strong Execution Going Forward

Significant Market Share Opportunities    Opportunity to Increase Share

Targeted Growth Strategy                  [] Clients receptive to Morgan Stanley
                                             offerings
Experienced Leadership Team               [] Expanding capability to deliver
                                             flow products and  content / ideas
Strategic Execution                          across the firm
                                          [] Leadership in place
                                          [] Focused on disciplined execution

                                                                              13

Morgan Stanley
This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.